Exhibit 99.1

Cenntro Electric Group Announces Adjourned Second Court Hearing and Revised Scheme Timetable

FREEHOLD, N.J. – February 14, 2024 – Cenntro Electric Group Limited (NASDAQ: CENN) (“Cenntro” or “the Company”), a leading electric vehicle technology company with advanced, market-validated electric commercial vehicles, refers to the proposed scheme of arrangement in relation to which Cenntro will re-domicile from Australia to the United States ("U.S.", the “Scheme”), and under which Cenntro will become a subsidiary of Cenntro Inc., a corporation incorporated in accordance with the laws of the state of Nevada for the purpose of effecting the Scheme.

Today, the Supreme Court of New South Wales, Australia (the "Court") made orders adjourning the second court hearing to approve the Scheme (the "Second Court Hearing") from February 14, 2024 at 9:15am (Australian Eastern Daylight Time, "AEDT") to Friday, February 16, 2024 at 9:15am (AEDT) (the "Adjournment"). The Adjournment was sought to enable Cenntro to prepare further evidence and submissions regarding the voting results relating to the meeting of Cenntro shareholders to approve the Scheme.

An updated and indicative timetable for the Scheme, incorporating the Adjournment, is set out below.

Adjourned Second Court Hearing

As noted above, the Second Court Hearing has been adjourned to 9:15am (AEDT) on Friday, February 16, 2024. The Second Court Hearing will be held in the Supreme Court of New South Wales at Queens Square, 184 Phillip Street, Sydney, New South Wales, 2000. For further information about how to attend the hearing please refer to the Court's website at https://supremecourt.nsw.gov.au/.

A Cenntro shareholder has the right to appear and be heard at the Second Court Hearing and may oppose the approval of the Scheme at the Second Court Hearing. If you wish to oppose approval of the Scheme by the Court at the Second Court Hearing, you must file with the Court, and serve on Cenntro, a notice of appearance, in the prescribed form, together with any affidavit on which you wish to rely at the hearing. The notice of appearance and affidavit must be served on Cenntro at its address for service at least one day before the date of the Second Court Hearing.

The address for service is: c/o MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000, Attention: Anthony Sommer, MinterEllison, Tel: (02) 9921 4182. The notice of appearance and affidavit must also be sent by email to anthony.sommer@minterellison.com.

Next Steps

The Scheme remains subject to the approval of the Court at the adjourned Second Court Hearing scheduled for 9:15am (AEDT) on Friday, February 16, 2024. If the Court approves the Scheme, Cenntro proposes to lodge an office copy of the orders of the Court with the Australian Securities and Investments Commission ("ASIC") on the same day, at which time the Scheme will become effective. Cenntro does not currently anticipate any delay to the balance of the Scheme timetable and it remains Cenntro's intention that the Scheme will then be implemented on Tuesday, February 27, 2024 (AEDT).

Updated Scheme timetable

The key dates for implementation of the Scheme are set out below:

Expected date*	Event
Friday, February 16, 2024 at 9:15am	Second Court Hearing to obtain orders approving the Scheme
Friday, February 16, 2024	Lodgement by Cenntro with ASIC of the Court orders approving the Scheme
Thursday, February 22, 2024 at 7:00pm	Record Date
Tuesday, February 27, 2024	Implementation Date
Thursday, February 29, 2024	Commencement of dispatch to Scheme Shareholders of statements confirming the issue of HoldCo Shares

*All dates and times listed in the table above are in Australian Eastern Daylight Time and are indicative only and subject to change. Cenntro, in consultation with HoldCo, may vary any or all of these dates and times and will provide reasonable notice of any such variation. Certain times and dates are conditional on the conditions precedent to the Scheme, including approval of the Scheme by the Court, being satisfied or waived (as applicable). Any changes will be announced by Cenntro to Nasdaq and published on Cenntro’s website at www.cenntroauto.com.

About Cenntro Electric Group Ltd.

Cenntro Electric Group Ltd. (NASDAQ: CENN) is a leading maker and provider of electric commercial vehicles (“ECVs”). Cenntro's purpose-built ECVs are designed to serve a variety of commercial applications inclusive of its line of class 1 to class 4 trucks. Cenntro is building a globalized supply-chain, as well as the manufacturing, distribution, and service capabilities for its innovative and reliable products. Cenntro continues to evolve its products capabilities through advanced battery, powertrain, and smart driving technologies. For more information, please visit Cenntro's website at: http://www.cenntroauto.com/.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as "may,'' "believe,'' "anticipate,'' "could,'' "should,'' "intend,'' "plan,'' "will,'' "aim(s),'' "can,'' "would,'' "expect(s),'' "estimate(s),''"project(s),'' "forecast(s)'', "positioned,'' "approximately,'' "potential,'' "goal,'' "strategy,'' "outlook'' and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management's current beliefs, expectations and assumptions, and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro’s forward-looking statements, please see disclosures contained in Cenntro's public filings with the SEC, including the "Risk Factors" in Cenntro's Annual Report on Form 10K/A filed with the Securities and Exchange Commission on July 6, 2023 and which may be viewed at www.sec.gov.

Contacts:
Investor Relations Contact:
Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:
PR@cenntroauto.com
IR@cenntroauto.com